Exhibit 99.1

Investor Contact

Ken Diptee

Executive Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Dan Goldstein and Paul Kranhold

Sard Verbinnen & Co.

310-201-2040 and 415-618-8750

DineEquity, Inc. Completes $1.4 Billion Securitization Refinancing

GLENDALE, Calif., September 30, 2014 -- DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced that the Company’s indirect, special purpose subsidiaries (the “Co-Issuers”) have issued and sold $1.3 billion of their Series 2014-1, Class A-2 Fixed Rate Senior Secured Notes (the “Notes”).  The Notes will bear interest at a rate of 4.277% per annum, payable quarterly, and will have an expected term of seven years.  The Notes were issued in a privately placed securitization transaction.  The Co-Issuers and their subsidiaries will own substantially all of the Applebee’s and IHOP domestic franchising, rental and financing assets and will use cash flows generated from these assets to make interest and principal payments on the Notes.

“We are very pleased to have successfully completed the securitization at an attractive fixed interest rate.  The new debt structure provides for increased financial flexibility and leverages our ability to consistently generate strong, stable free cash flow,” said Julia A. Stewart, Chairman and Chief Executive Officer of DineEquity, Inc.

Tom Emrey, Chief Financial Officer of DineEquity, Inc., said, “We believe the favorable market conditions and timing were optimal to take this significant step and better position the Company for long-term success.”

The Co-Issuers also entered into a purchase agreement for the issuance of up to $100 million Series 2014-1 Variable Funding Senior Notes, Class A-1 (the “VFN”), which will allow the Co-Issuers to borrow amounts from time to time on a revolving basis and issue letters of credit.

The Company expects to use the proceeds from the sale of the Notes to refinance approximately $761 million in outstanding principal amount of its 9.5% senior notes on or about October 30, 2014 and the entire outstanding balance of approximately $464 million of its senior secured credit facility, which was repaid at the closing.  The remaining proceeds will be primarily used for transaction costs associated with the refinancing and general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

DineEquity, Inc.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,600 restaurants combined in 19 countries, over 400 franchisees and approximately 200,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s indebtedness and risks associated with the timing and our ability to refinance the Company’s indebtedness; risk of future impairment charges; trading volatility and the price of the Company’s common stock; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; risks associated with locations of current and future restaurants; rising costs for food commodities and utilities; shortages or interruptions in the supply or delivery of food; ineffective marketing and guest relationship initiatives and use of social media; changing health or dietary preferences; our engagement in business in foreign markets; harm to our brands’ reputation; litigation; fourth-party claims with respect to intellectual property assets; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; our dependence upon our franchisees; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; insolvency proceedings involving franchisees; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; heavy dependence on information technology; the occurrence of cyber incidents or a deficiency in our cybersecurity; failure to execute on a business continuity plan; inability to attract and retain talented employees; risks associated with retail brand initiatives; failure of our internal controls; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.